Filed in the Office of Secretary of State State Of Nevada Business Number E0546892009-7 Filing Number 20266020672 Filed On 9/4/2026 9:19:00 AM Number of Pages 2

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number **E0546892009-7**
FVAguilar	Filing Number **20266020672**
Secretary of State State Of Nevada	Filed On **9/4/2026 9:19:00 AM**
	Number of Pages **2**

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

- [ ] **Certificate of Designation**
- [ ] **Certificate of Amendment to Designation - Before Issuance of Class or Series**
- [ ] **Certificate of Amendment to Designation - After Issuance of Class or Series**
- [x] **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: CEA Industries Inc. Entity or Nevada Business Identification Number (NVID): NV20091480555
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Series A Preferred Stock Date of Designation: 05/09/2014 No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: * The certificate of designation being withdrawn is the Certificate of Designation pursuant to NRS 78.1955 filed . . . [SEE ADDITIONAL PAGE]
8. Signature: (Required)	X Signed by: Margaret Rosenfeld Signature of Officer Date: 9/4/2026

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

ADDITIONAL PAGE

TO

CERTIFICATE OF WITHDRAWAL OF CERTIFICATE OF DESIGNATION

FOR

CEA INDUSTRIES INC.
(Series A Preferred Stock)

<u>Section 7 (Withdrawal) — Identification of the certificate of designation being withdrawn.</u>

The certificate of designation being withdrawn is the Certificate of Designation (Pursuant to NRS 78.1955) filed with the Secretary of State of the State of Nevada on May 9, 2014 under the name Surna Inc., the corporation now known as CEA Industries Inc., designating the Series A Preferred Stock, as amended by the Certificate of Amendment (Pursuant to NRS 78.385 and 78.390) filed on November 3, 2021 (as so amended, the "Series A Certificate of Designation"). This Certificate withdraws the Series A Certificate of Designation in its entirety, including the amendment thereto. Even though the records of the Nevada Secretary of State reflect a filing date and an effective date of May 9, 2014 (notwithstanding a purported effective date of May 6, 2014 as stated in the original instrument); the certificate of designation being withdrawn by this Certificate is the instrument filed on May 9, 2014, without regard to that variance.

<u>Section 7 (Withdrawal) — Resolution of the board of directors authorizing the withdrawal.</u>

The following resolutions were duly adopted by the Board of Directors of CEA Industries Inc. at a meeting duly called and held on September 4, 2026, at which a quorum was present and acting throughout, and remain in full force and effect as of the date hereof:

> "RESOLVED, that the Board hereby finds and determines that, with respect to the Series A Preferred Stock, (a) no shares of Series A Preferred Stock are issued or outstanding and (b) none of the authorized shares of Series A Preferred Stock will be issued subject to the Series A Certificate of Designation;
>
> RESOLVED FURTHER, that the withdrawal of the Series A Certificate of Designation is hereby authorized, adopted and approved in all respects; and
>
> RESOLVED FURTHER, that the officers of the Company are, and each of them acting alone hereby is, authorized, empowered and directed, for and on behalf of the Company, to execute a Certificate of Withdrawal of Certificate of Designation with respect to the Series A Preferred Stock, containing the findings set forth above and such other provisions as may be required by NRS 78.1955(6) or requested by the Nevada Secretary of State, and to cause such certificate to be filed with the Nevada Secretary of State, together with payment of all applicable filing fees."

No vote, consent or approval of the holders of any class or series of the capital stock of CEA Industries Inc. was required to authorize or effect this withdrawal.